For Immediate Release: Financial and Business Editor . . . October 4, 2004

(Reno, NV) . . . The Bank Holdings Announces Chief Credit Officer

The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, has named John N. Donovan as Executive Vice President and Chief Credit Officer.
His responsibilities include oversight of the company’s lending activities in the commercial, real estate, construction, SBA and consumer lending areas throughout Nevada and California.

Donovan joined Nevada Security Bank in Reno in September 2003 as Senior Vice President and Credit Administrator. Donovan was most recently employed by Colonial Bank in Reno, Nevada as Executive Vice President, Director, Commercial Real Estate Manager, Business Development Officer, and Area President. At InterWest Bank in Reno, Donovan served as President from 1987 to 1998. Other positions he has held include Chief Lending Officer at Nevada National Bank and Commercial Lending Team Manager at The Arizona Bank. He began his banking career in 1971 as a management trainee following his graduation form the University of Hawaii with a B.B.A. Management degree. Donovan is also a graduate of the Pacific Coast School of Banking.

The Bank Holdings’ Chairman and CEO Hal Giomi praised Donovan’s selection, “John is a well-known, experienced lender with a strong reputation in the banking community. He has the technical skills and lending credentials to lead and direct the company’s growth and expansion in the California and Nevada markets. Because of his tenure in Nevada and his familiarity with clients and lending opportunities in both markets, John is expected to yield outstanding contributions to our organization.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank, which opened for business on December 27, 2001. It currently has two operating branches, one in Reno and one in Incline Village, Nevada, a loan production office in Rancho Cordova, California, and two approved, but unopened branch offices in northwest Reno and north Sparks, Nevada. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.

The Bank Holdings was incorporated on January 17, 2003 and acquired Nevada Security Bank on August 29, 2003. Its President is Joseph Bourdeau and Hal Giomi is Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. These forward looking statements fall within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. The Bank Holdings intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national and Nevada economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

FOR ADDITIONAL INFORMATION, CONTACT:

Hal Giomi, Chief Executive Officer
Or Jack Buchold, Chief Financial Officer
The Bank Holdings
Nevada Security Bank
P. O. Box 19579 (89511)
9990 Double R. Blvd.
Reno, Nevada 89521
Phone: 775-853-8600
FAX: 775-853-2056 -